Exhibit 99.ACCT

EXHIBIT(a)(4)

Registrant’s Independent Public Accountant

AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Invesco Oppenheimer Small Cap Value Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Fund for the Fund’s current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, Oppenheimer Small Cap Value Fund (the “Predecessor Fund”) was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

After the close of business on May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Fund effective upon completion of the audit of the Fund as of and for the year ended April 30, 2019 and the issuance of its report thereon. The Prior Auditor’s report on the financial statements of the Predecessor Fund for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Fund’s two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated January 3, 2020 is attached as Attachment A to this exhibit.

January 3, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Invesco Oppenheimer Small Cap Value Fund, a series of AIM Sector Funds (Invesco Sector Funds), and under the date of June 25, 2019, we reported on the financial statements of Invesco Oppenheimer Small Cap Value Fund as of and for the years ended April 30, 2019 and 2018. On May 24, 2019, we resigned as independent public accountant effective upon completion of the audit and the issuance of our report thereon dated June 25, 2019.

We have read the statements made by AIM Sector Funds (Invesco Sector Funds) included under Item 13(a)(4) of Form N-CSR dated January 3, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer Small Cap Value Fund.

Very truly yours,

KPMG LLP